Exhibit 99

Contact

Julie H. Craven

Hormel Foods

507-437-5345

media@hormel.com

Hormel Foods Announces Two-For-One Stock Split

AUSTIN, MINN. (Dec. 13, 2010) — Hormel Foods Corporation (NYSE: HRL) today announced its Board of Directors has authorized a two-for-one split of the company’s common stock. This would be the first split in 10 years and the 9th in company history.

“We are excited to announce this proposed two-for-one stock split following a decade of strong performance,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer at Hormel Foods. “This decision acknowledges our track record of providing our shareholders solid long-term returns and demonstrates our confidence that we will continue to grow our sales and earnings in the future. We anticipate this will also put our stock price in a more attractive trading range for a number of individual investors.”

Stockholder approval of the stock split is required during the company’s Annual Meeting being held on Monday, Jan. 31, 2011. Under the proposal, the number of authorized shares of voting common stock would increase from 400 million to 800 million.

The Board of Directors established Jan. 31, 2011, as the record date for stockholders who will be entitled to receive the split shares. One additional share of common stock will be issued to stockholders around Feb. 14, 2011, for each share of common stock they hold on the record date.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s 500 Index, Dow Jones Sustainability Indexes, Maplecroft Climate Innovation Indexes, Global 1000 Sustainable Performance Leaders and was named one of “The 100 Most Trustworthy Companies” by Forbes in 2010. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.